Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

February 2, 2026

The Goldman Sachs Group, Inc.,

200 West Street,

New York, New York 10282.

Ladies and Gentlemen:

We are acting as counsel to The Goldman Sachs Group, Inc., a Delaware corporation (the “Company”), in connection with the issuance and delivery, on the date hereof, of $2,500,000,000 aggregate principal amount of 5.387% Fixed-Rate Reset Subordinated Notes due 2041 (the “Notes”). The Company filed with the Securities and Exchange Commission, on January 28, 2025, a registration statement on Form S-3, as amended on February 13, 2025 on Form S-3/A (File No. 333-284538) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to the proposed offer and sale of the Company’s unsecured debt securities, including the Notes. The Notes are being issued under an indenture, dated as of February 20, 2004, as amended and supplemented by the Ninth Supplemental Subordinated Debt Indenture, dated as of May 20, 2015 and as amended and supplemented by the Tenth Supplemental Subordinated Debt Indenture, dated as of July 7, 2017 (as so amended and supplemented, dated as of July 7, 2017, the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In rendering this opinion, we have examined the following documents:

1.	The Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company.

2.	The Indenture.

3.	Certificates of officers of the Company with respect to the authorization of the Notes, the determination of the terms of the Notes and related matters.

4.	Forms of the Notes.

We also have examined such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

The Goldman Sachs Group, Inc.	- 2 -

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Notes or their offering and sale.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Notes conform to the forms thereof examined by us, that the Trustee’s certificates of authentication of the Notes have been manually signed by one of the Trustee’s authorized officers, that the Notes have been delivered against payment as contemplated in the Registration Statement and that the signatures on all documents examined by us are genuine.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP